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                                                                   EXHIBIT 4.1.2


                    AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT


          Amendment No. 1, dated as of January 31, 1997 (the "Amendment"), between CELLULAR COMMUNICATIONS OF PUERTO RICO, INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of January 24, 1992 (the "Rights Agreement"); and

          WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not occurred, and that accordingly, the Company and the Rights Agent hereby amend the Rights Agreement in accordance with Section 27 thereof.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

          Section 1.  Amendment to Definition of "Acquiring Person."  Section
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1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: Notwithstanding the foregoing, neither CoreComm Incorporated nor any of its Affiliates shall become an Acquiring Person as a result of the execution of the Agreement and Plan of Merger, dated as of January 31, 1997, by and among CoreComm Incorporated, CoreCom Sub Inc. and the Company (the "Merger Agreement") or the consummation of the Merger (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement.

          Section 2.  Rights Agreement as Amended.  The term "Agreement" as used
                      ---------------------------
in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended here by. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          Section 3.  Counterparts.  This Amendment may be executed in any
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number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.
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          Section 4.  Governing Law.  This Amendment shall be deemed to be a
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contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          Section 5.  Descriptive Headings.  Descriptive headings of the several
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Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


Attest:                       CELLULAR COMMUNICATIONS
                                    OF PUERTO RICO, INC.




                                  By
-------------------------           --------------------------
Name:                              Name:  George S. Blumenthal
Title:                             Title: Chief Executive
                                            Officer and Treasurer


Attest:                           CONTINENTAL STOCK
                                     TRANSFER & TRUST COMPANY
                                       as Rights Agent



                                    By
---------------------------           ---------------------------
Name:                                  Name:
Title:                                 Title:

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